                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           NEWMONT MINING CORPORATION
                (Name of Registrant as Specified in Its Charter)

                           NEWMONT MINING CORPORATION
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

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     (4) Proposed maximum aggregate value of transaction:

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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- ---------------
    1 Set forth the amount on which the filing fee is calculated and state how it was determined.

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                           NEWMONT MINING CORPORATION
- --------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Stockholders of NEWMONT MINING CORPORATION will be held on Thursday, May 12, 1994 at 9:30 a.m. in the John D. Hershner Room, 1700 Lincoln Street, Denver, Colorado to:

        1. Elect directors,

        2. Consider and act upon a stockholder proposal set forth in the accompanying Proxy Statement, if introduced at the meeting, and

        3. Transact such other business that may properly come before the meeting.

     Stockholders are cordially invited to attend the meeting.

                                                     TIMOTHY J. SCHMITT
                                                         Secretary

1700 Lincoln Street
Denver, Colorado 80203
March 29, 1994

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        IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE MARK,
            SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT
                     PROMPTLY IN THE ACCOMPANYING ENVELOPE.
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

                                PROXY STATEMENT

                              GENERAL INFORMATION

     STOCKHOLDERS ENTITLED TO VOTE. Holders of the common stock of the Corporation of record at the close of business on March 24, 1994 are entitled to vote at the Annual Meeting of Stockholders. As of March 17, 1994, there were 68,783,275 shares of common stock outstanding. Each share of common stock entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the Annual Meeting of Stockholders must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting.

     Votes at the Annual Meeting of Stockholders will be tabulated by two inspectors of election, who shall be appointed by the Chairman of the meeting and who shall not be candidates for election to the Board of Directors. The inspectors of election will treat shares of common stock represented by a properly signed and returned proxy as present at the Annual Meeting of Stockholders for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

     Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting of Shareholders. All other matters to come before the Annual Meeting require the approval of a majority of the votes cast on such matters. Under the Corporation's Certificate of Incorporation, By-Laws or Delaware law, abstentions and broker "non-votes" as to particular matters will not count as votes cast for or against any matters, and are counted only for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions and "non-votes" have the same effect as votes against proposals presented to stockholders except with respect to the election of directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions to do so from the beneficial owner.

     PROXY SOLICITATION. The accompanying proxy is solicited by the Board of Directors of the Corporation. This Proxy Statement is being mailed to the stockholders on or about March 29, 1994 concurrently with the mailing of the Corporation's 1993 Annual Report. In addition to solicitation by mail, solicitation of proxies may be made by certain officers and regular employees of the Corporation by mail, telephone, telegraph or personal interview. The Corporation also has retained Georgeson & Company Inc. to aid in the solicitation of brokers, banks and other institutional stockholders for a fee of $8,000. All costs of the solicitation of proxies will be borne by the Corporation. The Corporation will also reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of the Corporation's common stock. A stockholder who executes a proxy may revoke it by
(i) delivering to the Secretary of the Corporation, at any time before the proxies are voted, a written notice of revocation bearing a later date than the proxy or (ii) attending the Annual Meeting of Stockholders and voting in person (although attendance at the Annual Meeting of Stockholders will not in and of itself constitute a revocation of a proxy). Written notice revoking a proxy should be sent to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203. A stockholder may substitute another person in place of those persons presently named as proxies.

     RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS. Arthur Andersen & Co. has acted as principal auditors for the Corporation since 1967. The Board of Directors has selected Arthur Andersen & Co. to continue in that capacity for the current year. In addition to audit services, Arthur Andersen & Co. has regularly provided tax consulting services to the Corporation. Representatives of Arthur Andersen & Co. will be present at the Annual Meeting of Stockholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

     STOCKHOLDER PROPOSALS. To be included in the Board of Directors' Proxy Statement for the 1995 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporation on or before November 28, 1994. Proposals should be sent to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203.

                           (1) ELECTION OF DIRECTORS

     NOMINEES. Each of the nine persons named below is a nominee for election as a director at the Annual Meeting of Stockholders for the term of one year and until his successor is elected and qualifies. Unless authority is withheld, the proxies will be voted for the election of such nominees. Except for Messrs. Bolduc and Cambre who were elected to the Board of Directors in March 1994 and October 1993, respectively, all of the nominees were elected to the Board of Directors at the last Annual Meeting of Stockholders and are all currently serving as directors of the Corporation. If any such nominee cannot be a candidate for election at the Annual Meeting of Stockholders, the proxies will be voted either for a substitute nominee designated by the Board of Directors or for the election only of the remaining nominees.

     The following table contains a summary of the background and principal occupations of the nominees.

                                                                                     DIRECTOR
                                      NOMINEE                                         SINCE
- ---------------------------------------------------------------------------------------------
RUDOLPH I. J. AGNEW (59)...........................................................    1981
  Former Chairman and Chief Executive Officer of Consolidated Gold Fields PLC, a
     natural resources company; Chairman, World Conservation Monitoring Centre, a charitable organization for environmental data gathering
  Director of Newmont Gold Company, Global Stone Corporation, New London PLC and
     Standard Chartered PLC
- ---------------------------------------------------------------------------------------------
J. P. BOLDUC (54)..................................................................     1994
  President since 1990 and Chief Executive Officer effective January 1, 1993 of W.
     R. Grace & Co., a specialty chemical and health care company; previously, he held various senior positions with W. R. Grace & Co. since 1983.
  Director of Newmont Gold Company, Brothers Gourmet Coffee, Inc., Marshall &
     Ilsley Corporation, Sunstrand Corporation and Unisys Corporation
- ---------------------------------------------------------------------------------------------
RONALD C. CAMBRE (55)..............................................................    1993
  Vice Chairman and Chief Executive Officer of the Corporation since November 1,
     1993; previously Vice President and Senior Technical Advisor to the Office of
     the Chairman of Freeport-McMoRan Inc., a natural resources company, since
     1988.
  Vice Chairman and Chief Executive Officer and Director of Newmont Gold Company
- ---------------------------------------------------------------------------------------------
JOSEPH P. FLANNERY (61)............................................................    1982
  Chairman, President and Chief Executive Officer of Uniroyal Holding, Inc., a
     holding company; Partner in Clayton & Dubilier, Inc., an investment firm, from
     September 1, 1988 through December 31, 1990
  Director of Newmont Gold Company, APS Holding Corporation, Arvin Industries,
     Inc., Ingersoll-Rand Company, K-Mart Corporation and The Scotts Company
- ---------------------------------------------------------------------------------------------
THOMAS A. HOLMES (70)..............................................................    1979
  Retired Chairman and Chief Executive Officer of Ingersoll-Rand Company, a
     manufacturer of machinery
  Director of Newmont Gold Company, Arvin Industries, Inc., Becton Dickinson and
     Co. and W.R. Grace & Co.
- ---------------------------------------------------------------------------------------------

                                                                                     DIRECTOR
                                      NOMINEE                                         SINCE
- ---------------------------------------------------------------------------------------------
GORDON R. PARKER (58)..............................................................    1983
  Chairman of the Corporation; Retired Chief Executive Officer of the Corporation;
     President of the Corporation through October 29, 1991
  Chairman and Director of Newmont Gold Company
  Director of The Williams Companies, Inc.
- ---------------------------------------------------------------------------------------------
T. PETER PHILIP (61)...............................................................    1991
  President and Chief Operating Officer of the Corporation since October 30, 1991;
     previously Senior Vice President of the Corporation
  President and Chief Operating Officer and Director of Newmont Gold Company
- ---------------------------------------------------------------------------------------------
ROBIN A. PLUMBRIDGE (58)...........................................................    1983
  Chairman and Chief Executive Officer of Gold Fields of South Africa Limited, a
     natural resources company
  Director of Newmont Gold Company, Driefontein Consolidated Limited and Kloof Gold
     Mining Company Limited
- ---------------------------------------------------------------------------------------------
WILLIAM I. M. TURNER, JR. (65).....................................................    1986
  Chairman and Chief Executive Officer of EXSULTATE INC., a holding company, since
     July 1, 1990; previously Chairman and Chief Executive Officer of PCC
     Industrial Corporation, a holding company, from February 1, 1989 through June
     30, 1990; previously Chairman and Chief Executive Officer of Consolidated
     Bathurst Inc., a forest products company
  Director of Newmont Gold Company and Schroders PLC
- ---------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE FOREGOING NOMINEES AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

     RECENT DEVELOPMENTS. Effective as of January 1, 1994, the Corporation agreed to transfer all of its assets, other than 85,850,101 shares of common stock of Newmont Gold Company ("NGC") to NGC for (i) the assumption by NGC of all existing and future liabilities of the Corporation other than (A) the Corporation's obligations with respect to its $5.50 convertible preferred stock, but including all liability for accrued and unpaid dividends in respect of such preferred stock as of December 31, 1993 and (B) the Corporation's obligations in respect of employee stock options; (ii) the issuance to the Corporation by NGC of 2,875,000 shares of convertible preferred stock of NGC having terms identical to the terms of the Corporation's preferred stock; and (iii) the issuance to the Corporation by NGC of options exercisable for NGC common stock on the same terms as the existing employee options for the Corporation's common stock. As a result of the foregoing (sometimes referred to herein as the "NGC Transaction") the Corporation owns 89.22% of NGC's issued and outstanding common stock, but has no other assets and has no employees. The Corporation and NGC, which will hereafter operate as a single economic unit, are sometimes referred to herein as the "Companies".

     STOCK OWNERSHIP. Except as described under "Principal Stockholders," as of March 17, 1994, all directors and executive officers of the Corporation as a group beneficially owned 475,707 shares of the Corporation's common stock, constituting in the aggregate less than 1% of the Corporation's outstanding common stock. The nature of beneficial ownership of all such shares is sole voting and investment power. As of March 17, 1994, all directors and executive officers of the Corporation as a group beneficially owned 3,375 shares of common stock of NGC constituting in the aggregate less than 1% of

NGC's outstanding common stock. The nature of beneficial ownership of all such shares is sole voting and investment power.

                     NAME OF                        SHARES OF CORPORATION       SHARES OF NGC
                 BENEFICIAL OWNER                   COMMON STOCK OWNED(1)     COMMON STOCK OWNED
- --------------------------------------------------  ---------------------     ------------------
Rudolph I. J. Agnew...............................           2,000                      --
John P. Bolduc....................................              --                      --
Ronald C. Cambre..................................          27,840(2)                   --
Graham M. Clark, Jr. .............................          20,050(2)                   --
Joseph P. Flannery................................           2,200                      --
Pierre Haas.......................................           2,000                   2,000
Thomas A. Holmes..................................           5,568                      --
Walter R. Lawrence................................          63,555(2)                   --
Wayne W. Murdy....................................          29,579(2)                   --
Gordon R. Parker..................................         127,886(2)                1,200
T. Peter Philip...................................          33,763(2)                  100
Robin A. Plumbridge...............................           2,000                      --
William I. M. Turner, Jr. ........................           5,700                      --
All directors and executive officers as a group,
  including those named above (28 persons)........         475,707(2)                3,375

- ---------------

(1) None of the directors or executive officers of the Corporation beneficially own any shares of the Corporation's convertible preferred stock.

(2) Includes 24,000, 55,500, 20,840, 24,000, 15,750, 60,159 and 347,717 shares which Messrs. Cambre, Parker, Philip, Murdy, Clark, Lawrence and all directors and executive officers as a group, respectively, have the right to acquire on or within 60 days after March 17, 1994 by the exercise of options granted by the Corporation.

     PRINCIPAL STOCKHOLDERS. The description of the beneficial ownership of the outstanding common stock of the Corporation and the other information which is set forth below is based upon the Schedules 13D under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission by the persons reporting such beneficial ownership and certain additional information provided by such persons to the Corporation. The power of such persons to vote and dispose of the Corporation's common stock is subject to the contractual arrangements described below.

     Soros Restricted Group. According to a Schedule 13D dated April 23, 1993 (as amended by Amendment 1 thereto dated May 10, 1993, the "Soros Schedule 13D") and Statements of Changes in Beneficial Ownership on Form 4, dated January 7, 1994, filed by Mr. George Soros ("Soros") with the Commission under the Securities Exchange Act of 1934, as of December 21, 1993, Quota Fund N.V. ("Quota"), Quantum Fund N.V. ("Quantum") and Quasar International Partners C.V. ("Quasar") beneficially owned in the aggregate 8,461,450 shares of the Corporation's common stock, or approximately 12.3% of the Corporation's outstanding common stock. The shares of the Corporation's common stock were acquired by Quota, Quantum and Quasar at the direction of Soros Fund Management ("SFM"), an investment advisory firm whose sole proprietor is Soros. SFM acts as the principal investment manager or asset manager to Quota, Quantum and Quasar. The sole power to direct the disposition of the shares of the Corporation's common stock currently owned by Quota, Quantum and Quasar is held by SFM. In addition, the authority to vote such shares of the Corporation's common stock is shared by SFM with Quota, Quantum and Quasar, acting through their respective corporate officers, but, according to the Soros Schedule 13D, SFM anticipates that, if exercised, such voting power would be exercised in accordance with recommendations given by SFM. SFM shares the power to direct the disposition of 8,200 shares of the Corporation's convertible preferred stock, par value $5.50 per share, held by Quasar with D. Nolan Management Company, Inc. ("Nolan"). The authority to vote these securities is shared by SFM and Nolan with Quasar, acting through the corporate officers of Quasar's managing general partner, but SFM anticipates that, if exercised, such voting power would be exercised in accordance with recommendations given by Nolan or SFM. According to the Soros Schedule 13D, Soros , as sole proprietor of SFM, may be deemed to be the beneficial owner of the shares of the Corporation's common stock beneficially owned by Quota, Quantum and Quasar.

     According to the Soros Schedule 13D and Statements of Changes in Beneficial Ownership on Form 4 filed with the Commission on January 10, 1994 by Duquesne Capital Management Incorporated ("Duquesne") and Mr. Stanley S. Druckenmiller ("Druckenmiller"), chief executive officer and principal stockholder of Duquesne, as of December 9, 1993, certain clients of Duquesne, for which Duquesne has investment discretion, beneficially owned 459,650 shares of the Corporation's common stock, or approximately 0.7% of the Corporation's outstanding common stock and Druckenmiller's spouse had an interest in 17,704 shares of the Corporation's common stock, or approximately 0.03% of the Corporation's outstanding common stock, for an aggregate number of 477,354 shares of the Corporation's common stock, or approximately 0.7% of the Corporation's outstanding common stock, for which Druckenmiller may be deemed to have a beneficial ownership interest. According to the Soros Schedule 13D, Druckenmiller and Duquesne may be deemed to be beneficial owners of the shares of the Corporation's common stock beneficially owned by the clients of Duquesne.

     Soros Standstill Agreement. In connection with the acquisitions of the shares of the Corporation's common stock described above, the Corporation entered into an agreement dated as of May 10, 1993 (the "Soros Standstill Agreement") with Soros, SFM, Druckenmiller, Duquesne, Quantum, Quasar and Quota (collectively, with certain other entities, the "Soros Restricted Group") relating to permitted stockholdings and certain other matters.

     The following is a summary of provisions of the Soros Standstill Agreement. This summary contains all material provisions of, but does not purport to be complete and is qualified in its entirety by reference to, the Soros Standstill Agreement, a copy of which was filed as an exhibit to the Corporation's Registration Statement on Form S-3 (Registration Number 33-65271) (the "Registration Statement"), filed with the Securities and Exchange Commission with respect to the offering of certain shares of the Corporation's common stock owned by DIA Holdings (Overseas) B.V., RIT Capital Partners plc, each as more fully described below, and Newgold Limited, an indirect, wholly owned subsidiary of RIT Capital Partners plc.

     Under the Soros Standstill Agreement, members of the Soros Restricted Group are prohibited, with certain exceptions, from acquiring, prior to November 1, 1997, beneficial ownership of any Outstanding Voting Securities (as defined therein) of the Corporation if, after such acquisition, the Soros Restricted Group would beneficially own in the aggregate more than 13.5% of the Voting Power (as defined therein) of all Outstanding Voting Securities, without obtaining the prior consent of a majority of the Board of Directors of the Corporation, including a majority of the directors who are not nominees of James
M. Goldsmith ("Goldsmith"). Goldsmith, a former director of the Corporation and NGC resigned from such positions as of March 9, 1994. Since such date, he has had no affiliation with the Corporation or with NGC other than through his direct and indirect ownership of the Corporation's common stock.

     Members of the Soros Restricted Group (other than any Fund, as defined therein) may acquire beneficial ownership of any Outstanding Voting Securities from the Goldsmith/Rothschild Restricted Group (as defined below) so long as the aggregate percentage of the acquired Outstanding Voting Securities reduces the percentage limitation set forth in the Goldsmith/Rothschild Standstill Agreement (as defined below) (currently 36.4%) by an amount equal to the aggregate percentage of Outstanding Voting Securities so transferred to the Soros Restricted Group and members of the Goldsmith/Rothschild Group may acquire beneficial ownership of any Outstanding Voting Securities from the Soros Restricted Group so long as the aggregate percentage of the acquired Outstanding Voting Securities reduces the percentage limitation set forth in the Soros Standstill Agreement (currently 13.5%) by an amount equal to the aggregate percentage of Outstanding Voting Securities so transferred to the Goldsmith/Rothschild Group.

     Subject to certain exceptions and, except as otherwise provided in the Soros Standstill Agreement, no member of the Soros Restricted Group may assign, sell or otherwise transfer any Voting Securities if such member or any of its affiliates knows or, after reasonable inquiry, should have known, that the transferee will beneficially own, after giving effect to such transfer, more than an aggregate of 9.9% of the Voting Power of all Outstanding Voting Securities, unless such transferee agrees to be bound by the provisions of the Soros Standstill Agreement.

     The Soros Restricted Group is obligated with respect to the election of directors of the Corporation to vote, upon the request of the Corporation, the Voting Securities held by the Soros Restricted Group for the nominees recommended by the Board of Directors. On all other matters the Soros Restricted Group may vote such Voting Securities as it determines in its sole discretion.

     The Soros Standstill Agreement will terminate on the earlier of November 1, 1997, or the date of the occurrence of certain specified events, including (i) the issuance by the Corporation of any new class of securities having the right to vote, separately as a class, for directors, or to approve, separately as a class, mergers or any other major transactions involving the Corporation unless the issuance and specific terms of such new class of securities has been approved in advance by the affirmative vote of a majority of the outstanding stock of the Corporation entitled to vote thereon at an annual or special meeting called for the purpose of acting thereon or (ii) upon notice by SFM that it has determined to terminate the Soros Standstill Agreement effective on a date stated in such notice given within ninety days after the execution or approval by the Corporation of (a) the disposition of its interest in NGC which would result in the Corporation holding less than 51% of the outstanding common stock of NGC, (b) the sale, lease or exchange of all or substantially all of the property or assets of the NGC or (c) any plan of reorganization or liquidation of the Corporation, in each case, without the prior approval of a majority of the holders of the Outstanding Voting Securities.

     The Goldsmith/Rothschild Restricted Group. As of July 15, 1993, DIA Holdings (Overseas) B.V. ("DIA Overseas"), Jupiterstraat 158, 2130 AH Hoofddorp, The Netherlands, was the direct beneficial owner with sole voting and investment power of 3,400,000 shares, or 4.98%, of the Corporation's outstanding common stock. Goldsmith is Chairman of the indirect parent corporation of DIA Overseas and has certain authority with respect to the ultimate parent corporation of both DIA Overseas and its direct and indirect parent corporations.

     As of July 15, 1993, RIT Capital Partners plc ("RIT"), 27 St. James's Place, London SW1A 1NR, England, was the direct beneficial owner with shared voting and investment power of 1,000,000 shares, or 1.46%, of the outstanding shares.

     J. Rothschild Capital Management Limited ("JRCML") is an indirect, wholly-owned subsidiary of St. James's Place Capital plc ("SJPC"). Pursuant to the terms of an investment management agreement between RIT and JRCML, JRCML serves as the investment manager of RIT's portfolio investments and has authority on behalf of RIT to vote and sell RIT's shares of the Corporation's common stock (subject to the terms of the Goldsmith/Rothschild Standstill Agreement (as defined below)). As a result of JRCML's investment management agreement with RIT, and the indirect ownership of JRCML by SJPC, SJPC may be deemed to own beneficially the shares beneficially owned by RIT. The address of both SJPC and JRCML is 27 St. James's Place, London SW1A 1NR, England.

     Goldsmith/Rothschild Standstill Agreement. The Corporation is a party to an agreement dated as of December 7, 1990, as amended by an Amendment thereto dated May 10, 1993 and certain other letter agreements with respect thereto (the "Goldsmith/Rothschild Standstill Agreement") with certain entities including Goldsmith (collectively, with those other entities, the "Goldsmith Group") and with certain entities including Hornwood Investments N.V., SJPC, RIT and Jacob Rothschild (collectively, with those other entities, the "Rothschild Group") (the Goldsmith Group and the Rothschild Group, together the "Goldsmith/Rothschild Restricted Group") relating to permitted stockholdings and certain other matters.

     The following is a summary of certain provisions of the Goldsmith/Rothschild Standstill Agreement. This summary contains all material provisions of, but does not purport to be complete and is qualified in its entirety by reference to, the Goldsmith/Rothschild Standstill Agreement, a copy of which was filed as an exhibit to the Registration Statement. Reference should also be made to the entire Goldsmith/Rothschild Standstill Agreement for the provisions not summarized below.

     Under the Goldsmith/Rothschild Standstill Agreement, members of the Goldsmith/Rothschild Restricted Group are prohibited except as described above under "Soros Standstill Agreement" and except as otherwise provided in the Goldsmith/Rothschild Standstill Agreement, from acquiring, prior to November 1, 1997, beneficial ownership of any Outstanding Voting Securities (as defined therein) of the Corporation if, after such acquisition, the Goldsmith/Rothschild Restricted Group would beneficially own in the aggregate more than 36.4% of the Voting Power (as defined therein) of all Outstanding Voting Securities. However, in certain circumstances, Goldsmith has the right to make a tender offer, and any member of the Rothschild Group shall have the right to participate as a bidder in such tender offer, for any and all Outstanding Voting Securities.

     If, at any time as the Goldsmith/Rothschild Restricted Group shall beneficially own 9.9% or more of the Voting Power of all Outstanding Voting Securities, Goldsmith will have the right to recommend for nomination for election as directors of the Corporation a number of persons relative to the number of persons constituting the whole Board of Directors that is proportional to the percentage of Voting Power of all Outstanding Voting Securities then beneficially held by the Goldsmith/Rothschild Restricted Group, subject to certain limitations. The Board of Directors is obligated to nominate for election as directors of the Corporation (i) the number of qualified, acceptable persons recommended by Goldsmith as described above, and (ii) so long as the Goldsmith/Rothschild Restricted Group beneficially owns more than 25% of the Voting Securities (as defined therein), a number of qualified persons who are independent of the management of the Corporation and of the Goldsmith/Rothschild Restricted Group (the "Independent Directors") such that, if all such persons were elected, the total number of Independent Directors and persons whom Goldsmith is entitled to recommend as directors would constitute at least a majority of all directors of the Corporation. The Goldsmith/Rothschild Restricted Group is obligated with respect to the election of directors of the Corporation to vote the Voting Securities held by the Goldsmith/Rothschild Restricted Group for the nominees recommended by the Board of Directors. On all other matters the Goldsmith/Rothschild Restricted Group may vote such Voting Securities as it determines in its sole discretion.

     The Goldsmith/Rothschild Standstill Agreement provides certain registration rights to the Goldsmith/Rothschild Restricted Group in connection with a bona fide public offering by the Goldsmith/ Rothschild Restricted Group.

     Subject to certain exceptions and, except as otherwise provided in the Goldsmith/Rothschild Standstill Agreement, no member of the Goldsmith/Rothschild Restricted Group may assign, sell or otherwise transfer any Voting Securities if such member or any of its affiliates knows or, after reasonable inquiry, should have known, that the transferee will beneficially own, after giving effect to such transfer, more than an aggregate of 9.9% of the Voting Power of all Outstanding Voting Securities, unless such transferee agrees to be bound by the provisions of the Goldsmith/Rothschild Standstill Agreement.

     The Goldsmith/Rothschild Standstill Agreement will terminate on November 1, 1997 unless terminated earlier in certain cases, including (i) the issuance by the Corporation of any new class of securities having the right to vote, separately as a class, for directors, or to approve, separately as a class, mergers or any other major transactions involving the Corporation unless the issuance and specific terms of such new class of securities has been approved in advance by the affirmative vote of a majority of the outstanding stock of the Corporation entitled to vote thereon at an annual meeting or special meeting called for the purpose of acting thereon, (ii) by Goldsmith after the execution or approval by the Corporation of (a) the disposition of its interest in NGC which would result in the Corporation holding less than 51% of the outstanding common stock of NGC, (b) the sale, lease or exchange of all or substantially all of the property or assets of NGC or (c) any plan of reorganization or liquidation of the Corporation, in each case, without the prior approval of a majority of the holders of the Outstanding Voting Securities, (iii) by Goldsmith at any time during which the Goldsmith/Rothschild Restricted Group holds more than 50% of the Voting Power of all Outstanding Voting Securities acquired as a result of a tender offer or (iv) the earlier of the final adjournment of the first annual meeting of the stockholders of the Corporation or the creation of a Board of Directors of the Corporation of which a majority of the directors are nominees of the Goldsmith/Rothschild Restricted Group, in either such case after the Goldsmith/Rothschild Restricted Group beneficially owns more than 50% of the Voting Power of all Outstanding Voting Securities acquired as a result of a tender offer.

     DIRECTORS' FEES, COMMITTEES AND MEETINGS. Directors who are neither officers nor employees of the Corporation or its subsidiaries are entitled to receive $25,000 per annum for services on the Corporation's Board of Directors. All directors are entitled to receive an attendance fee of $1,000 per meeting of the Board of Directors and each director who is neither an officer nor an employee of the Corporation or its subsidiaries is entitled to receive an attendance fee of $750 per meeting of a committee of which he is a member and $1,000 per meeting in the case of the Chairman of the committee. In addition, pursuant to the Corporation's Directors' Stock Award Plan, adopted in February 1990 by the Board of Directors, directors who are neither officers nor employees of the Corporation or its subsidiaries are granted 500 shares of common stock of the Corporation annually following the election of qualifying directors at the Annual Meeting of Stockholders. In addition, pursuant to such plan, if a person who is neither an officer nor employee of the Corporation or its subsidiaries becomes a director either by election of the Board of Directors without a meeting of stockholders or by election of the stockholders at a Special Meeting, such director shall receive 500 shares of common stock of the Corporation. Such shares are transferable only after five years or on such earlier date as such person is no longer a director.

     On retirement from the Board of Directors at any time after attaining age 65, a director who is not entitled to a pension under the Corporation's Pension Plan (i.e. a director who has not been an officer or employee of the Corporation or its subsidiaries) and who has served for at least ten consecutive years as a director is entitled to be paid an annual sum of $20,000 and an amount equal to the per annum fee paid to him in his capacity as a director during his final year of service on the Board of Directors, in each case, for life.

     Mr. Parker has entered into a Consultation Agreement with the Corporation and NGC effective as of October 31, 1993. Such Agreement provides that Mr. Parker will act as a consultant to each of NGC and the Corporation. Mr. Parker is entitled to receive in the aggregate, compensation under the Agreement equal to $400,000 per annum from December 1, 1993 through December 31, 1994 and $300,000 per annum through December 31, 1995. Mr. Parker is not entitled to any compensation as a director of either of the Companies, other than compensation for meetings actually attended. Mr. Parker is not entitled to participate in any directors' stock award plan, although all stock options awarded to Mr. Parker under the Corporation's 1987 Key Employees Stock Option Plan and 1992 Key Employees Stock Plan prior to his retirement as an employee of the Corporation on November 30, 1993 will continue to vest during 1994.

     During 1993, the Board of Directors held ten meetings and each incumbent director attended more than 75% in the aggregate of all meetings of the Board of Directors and committees of the Board of Directors on which he served for the period during which he was a member.

     The Board of Directors has, in addition to other standing committees, audit, compensation and nominating committees. Members of these three committees are not, and have not been, officers or employees of the Corporation or its subsidiaries. The members of these committees during all of 1993 were:

        AUDIT                    COMPENSATION                 NOMINATING
- ----------------------    --------------------------    ----------------------
Joseph P. Flannery(1)     Rudolph I. J. Agnew           Rudolph I. J. Agnew
Pierre Haas               Joseph P. Flannery            Joseph P. Flannery(1)
Robin A. Plumbridge       Thomas A. Holmes(1)           Thomas A. Holmes
                          William I. M. Turner, Jr.

- ---------------
(1) Chairman

     The Audit Committee recommends independent public accountants to act as auditors for the Corporation for consideration by the Board of Directors, reviews the Corporation's financial statements, confers with the independent public accountants with respect to the scope and results of their audit of the Corporation's financial statements and their reports thereon, reviews the Corporation's accounting policies, tax matters and internal controls and oversees compliance by the Corporation with requirements of the Financial Accounting Standards Board and federal regulatory agencies. The Audit Committee also reviews non-audit services furnished to the Corporation by the independent public accountants, primarily consultation on tax matters. Access to the Audit Committee is given to the Corporation's Controller. During 1993, the Audit Committee held three meetings.

     The Compensation Committee's duties include recommending to the Board of Directors the levels and forms of compensation to be paid to the officers and key employees of the Corporation and its subsidiaries and, in general, to be paid to salaried employees of the Corporation and its subsidiaries, granting options under the Corporation's stock option plans and recommending bonus awards under the Corporation's Annual Incentive Compensation Plan. During 1993, the Compensation Committee held seven meetings.

     The Nominating Committee's function is to propose to the Board of Directors slates of directors to be elected at the Annual Meetings of Stockholders and slates of officers to be elected by the Board of Directors. During 1993, the Nominating Committee held four meetings. The Nominating Committee will consider for nomination to become directors any persons recommended by stockholders. Recommendations may be submitted to the Nominating Committee in care of the Secretary of the Corporation.

                             EXECUTIVE COMPENSATION

     As of November 1, 1993, Mr. Parker stepped down as Chief Executive Officer of the Corporation and of NGC. On November 30, 1993 he retired as an employee of the Corporation and NGC after serving the Companies in various capacities for over 34 years. Mr. Parker will continue to serve as Chairman of the Corporation and of NGC, however, and has been retained by the Corporation and NGC as a consultant. (See "Directors' Fees, Committees and Meetings" above.) On November 1, 1993, Mr. Cambre was elected to the offices of Chief Executive Officer and Vice Chairman of the Corporation and of NGC.

     Prior to the consummation of the NGC Transaction (see "Recent Developments" above) the Corporation's business was carried out by employees of NGC under a Management Services Agreement between the Corporation and NGC which initially paid the salaries and other compensation and benefits of such employees. All executive officers of the Corporation were and continue to be employees of NGC. All salaried employees of NGC participate in the Corporation's benefit plans. Pursuant to the Management Services Agreement, the Corporation was charged on an allocable basis for such salaries and other compensation and benefit costs. Effective, January 1, 1994 all such costs were assumed by NGC. All of the executive officers named in the following tables are also executive officers of NGC.

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued for 1993, 1992 and 1991, to the Chief Executive Officer, to Mr. Parker, who served as Chief Executive Officer through October 31, 1993 and to each of the Corporation's four most highly compensated executive officers, other than the Chief Executive Officer, for services rendered in all capacities to the Corporation, NGC and their subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                                 ANNUAL COMPENSATION
                                         ------------------------------------    ----------------------
                                                                    OTHER        RESTRICTED  SECURITIES
             NAME/                                                  ANNUAL         STOCK     UNDERLYING    ALL OTHER
       PRINCIPAL POSITION        YEAR     SALARY      BONUS      COMPENSATION    AWARDS(5)   OPTIONS(#)   COMPENSATION
- -------------------------------- ----    --------    --------    ------------    ---------   ----------   ------------
Ronald C. Cambre                 1993    $ 80,000(1) $ 75,000(4)     $ --         $    --      242,000     $       --
  Vice Chairman and              1992         N/A         N/A         N/A             N/A          N/A            N/A
  Chief Executive Officer        1991         N/A         N/A         N/A             N/A          N/A            N/A
Gordon R. Parker                 1993     440,583(2)  424,995          --              --           --        528,295(7)(8)
  Chairman                       1992     472,500     314,800          --          86,000      240,000(6)       9,000
                                 1991     461,000     540,000         N/R              --       30,000            N/R
T. Peter Philip                  1993     331,000(3)  182,474          --          67,084           --          9,000(7)
  President and                  1992     311,500     180,405          --          45,000       88,000(6)       9,000
  Chief Operating Officer        1991     258,333     260,000         N/R              --       17,500            N/R
Wayne W. Murdy                   1993     215,000     109,930          --          38,832           --          6,450(7)
  Senior Vice President          1992         827          --          --              --      120,000        242,500(9)
  and Chief Financial            1991         N/A         N/A         N/A             N/A          N/A            N/A
  Officer
Graham M. Clark, Jr.             1993     215,000     102,814          --          31,969           --          9,000(7)
  Senior Vice President          1992     200,000     105,243          --          24,000      120,000(6)       9,000
  and General Counsel            1991     179,096     135,000         N/R              --       12,500            N/R
Walter R. Lawrence               1993     184,000      82,117          --          21,503           --          9,000(7)
  Senior Vice President,         1992     175,000      97,119          --          24,000      120,000(6)       9,000
  Operations                     1991     147,125     100,000         N/R              --       10,000            N/R

- ---------------

N/R -- Not reportable
N/A -- Not applicable

(1) Based on an annualized base salary of $450,000 for the period from November 1, 1993 through December 31, 1993. See "Executive Agreements" below. Such amount also includes director's fees of $5,000.

(2) Based on an annualized base salary of $461,000 for the period from January 1, 1993 through November 30, 1993. Such amount also includes director's fees of $18,000.

(3) Includes director's fees of $16,000.

(4) The amount of Mr. Cambre's bonus was stipulated by the terms of his employment agreement. See "Executive Agreements" below.

(5) Value of restricted stock awarded under the Corporation's Annual Incentive Compensation Plan for 1993 at the election of the Corporation's Compensation Committee in lieu of cash. Dividends are payable on the shares awarded. These shares, which are subject to two year vesting, were issued in December 1993 in the following amounts:

            T. Peter Philip........................................   1,173 shares
            Wayne W. Murdy.........................................     679 shares
            Graham M. Clark, Jr. ..................................     559 shares
            Walter R. Lawrence.....................................     376 shares

     The number and value of restricted shares held by Messrs. Philip, Murdy, Clark and Lawrence on December 31, 1993 was as follows:

            T. Peter Philip.....................................   2,336  $133,876
            Wayne W. Murdy......................................     679    38,913
            Graham M. Clark, Jr. ...............................   1,179    67,568
            Walter R. Lawrence..................................     996    57,081

     Messrs. Parker and Cambre held no restricted shares as of such date.

(6) In 1992, the practice of making semi-annual stock option grants to Messrs. Parker, Philip, Clark and Lawrence was suspended. Special equity option grants made to these individuals vest over a period of five years except in the case of Mr. Philip whose options vest over a period of approximately three years. In addition, Messrs. Cambre and Murdy were awarded special equity option grants in November 1993 and December 1992, respectively, which generally vest over a period of five years.

(7) The amount shown represents or includes the Corporation's contributions and credits to its Employee Savings Plan and nonqualified supplemental Savings Equalization Plan of $9,000 each for Messrs. Parker, Philip, Clark and Lawrence and of $6,450 for Mr. Murdy.

(8) Includes a cash payment of $519,295 to Mr. Parker upon his retirement (after 34 years and 4 months of service) pursuant to a resolution of the Board of Directors stipulating that Mr. Parker's aggregate years of pensionable service be deemed to be 36 years and five months.

(9) Mr. Murdy became an executive officer on December 31, 1992. The amount shown includes a "sign-on" bonus of $75,000, not to be repeated on an annual basis, and a one-time payment of $117,500 to compensate Mr. Murdy for a bonus foregone as a result of his agreement to undertake his current duties with the Corporation and NGC. In addition, the amount shown includes a reimbursement to Mr. Murdy of $50,000 for expenses incurred in connection with the cancellation of a home construction contract in Mr. Murdy's former city of residence.

     STOCK OPTIONS. The following table contains information concerning the grant of stock options in 1993 under the Corporation's stock option plans with respect to the named executive officers:

                             OPTION GRANTS IN 1993

                                                                                                      POTENTIAL REALIZABLE
                                       INDIVIDUAL GRANTS                                                VALUE AT ASSUMED
- ------------------------------------------------------------------------------------------------        ANNUAL RATES OF
                           NUMBER OF     PERCENT OF                                                       STOCK PRICE
                          SECURITIES    TOTAL OPTIONS                                                     APPRECIATION
                          UNDERLYING     GRANTED TO                    MARKET PRICE                     FOR OPTION TERM
                            OPTIONS     PARTICIPANTS      EXERCISE       ON GRANT     EXPIRATION     -----------------------
          NAME            GRANTED (#)      IN 1993      PRICE ($/SH)   DATE ($/SH)       DATE           5%           10%
- ------------------------  -----------   -------------   ------------   ------------   ----------     ----------   ----------
Ronald C. Cambre........     50,000(1)        9.9           51.07          51.07       10/31/03      $1,608,705   $4,060,065
                             96,000(2)       19.1           51.07          51.07       10/31/03       3,088,714    7,795,325
                             24,000(3)        4.8           55.00          51.07       10/31/03         677,858    1,854,511
                             24,000(3)        4.8           60.00          51.07       10/31/03         557,858    1,734,511
                             24,000(3)        4.8           65.00          51.07       10/31/03         437,858    1,614,511
                             24,000(3)        4.8           70.00          51.07       10/31/03         317,858    1,494,511

- ---------------

(1) These options were granted on November 1, 1993 and become exercisable in four annual increments of 25% each commencing on June 23, 1994.

(2) These options were granted on November 1, 1993 and become exercisable in four annual increments of 25% each commencing on April 28, 1994. All of these options are exercisable at the indicated exercise price but only if on the day prior to exercise the price of the Corporation's common stock is at least 125% of the exercise price ($63.84).

(3) These options were granted on November 1, 1993 and become exercisable in full, as follows:

  EXERCISE                                              DATE ON
PRICE ($/SH)                                       WHICH EXERCISABLE
- ------------                                       -----------------
  55.00..........................................    June 23, 1994
  60.00..........................................    June 23, 1995
  65.00..........................................    June 23, 1996
  70.00..........................................    June 23, 1997

     OPTION EXERCISES AND HOLDINGS. The following table sets forth information with respect to the named executive officers concerning the exercise of options in 1993 and unexercised options held as of the end of 1993.

                    AGGREGATED OPTION EXERCISES IN 1993 AND
                          1993 YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                         SHARES                         OPTIONS AT 1993             IN-THE-MONEY OPTIONS
                                       ACQUIRED ON                       YEAR-END (#)                 AT 1993 YEAR-END
                                        EXERCISE       VALUE      ---------------------------    --------------------------
                NAME                       (#)        REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
- -------------------------------------  -----------   ----------   -----------   -------------    -----------  -------------
Ronald C. Cambre.....................         --     $       --          --        242,000        $     --     $  367,440(1)
Gordon R. Parker.....................    162,167      2,913,296      31,500         48,000         309,015        545,760
T. Peter Philip......................     51,680        474,874       5,000         56,320          89,050        611,899
Wayne W. Murdy.......................     12,000        126,143      12,000         96,000         180,872      1,008,360
Graham M. Clark, Jr. ................     69,250      1,130,214       3,750         96,000          66,788      1,008,360
Walter R. Lawrence...................         --             --      48,159         96,000         763,162      1,008,360

- ---------------

(1) Does not include any value with respect to options with an exercise price of $51.07 which are exercisable only if on the day prior to exercise the price of the Corporation's common stock is at least 125% of the exercise price ($63.84) since the fair market value of the Corporation's common stock on December 31, 1993 was $57.31.

     PENSION PLANS AND OTHER RETIREMENT BENEFITS. The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Corporation's qualified defined benefit pension plan (the "Pension Plan"), as well as under its nonqualified supplemental pension plan (the "Pension Equalization Plan") that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Corporation and its subsidiaries.

                               PENSION PLAN TABLE

                                                                 YEARS OF SERVICE
                                             ---------------------------------------------------------
REMUNERATION                                    15          20          25          30          35
- ------------                                 ---------   ---------   ---------   ---------   ---------
 $  200,000................................  $  52,500   $  70,000   $  87,500   $ 105,000   $ 122,500
    250,000................................     65,625      87,500     109,375     131,250     153,125
    300,000................................     78,750     105,000     131,250     157,500     183,750
    350,000................................     91,875     122,500     153,125     183,750     214,375
    400,000................................    105,000     140,000     175,000     210,000     245,000
    450,000................................    118,125     157,500     196,875     236,250     275,625
    500,000................................    131,250     175,000     218,750     262,500     306,250
    550,000................................    144,375     192,500     240,625     288,750     336,875
    600,000................................    157,500     210,000     262,500     315,000     367,500
    650,000................................    170,625     227,500     284,375     341,250     398,125
    700,000................................    183,750     245,000     306,250     367,500     428,750
    750,000................................    196,875     262,500     328,125     393,750     459,375
    800,000................................    210,000     280,000     350,000     420,000     490,000
    850,000................................    223,125     297,500     371,875     446,250     520,625
    900,000................................    236,250     315,000     393,750     472,500     551,250
    950,000................................    249,375     332,500     415,625     498,750     581,875
  1,000,000................................    262,500     350,000     437,500     525,000     612,500
  1,050,000................................    275,625     367,500     459,375     551,250     643,125
  1,100,000................................    288,750     385,000     481,250     577,500     673,750

     A participant's remuneration covered by the Pension Plan is his or her average base salary and bonus, including amounts paid in the form of restricted stock, (as reported in the Summary Compensation Table) for the five consecutive plan years during the last ten years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for less than five full years, the period of his or her employment with the Corporation and its subsidiaries. The approximate term of service as of the end of 1993 for each named executive is: Mr. Cambre two months; Mr. Philip 35 years; Mr. Clark 10 years; Mr. Murdy one year; Mr. Lawrence 17 years. Benefits shown are computed on a straight single life annuity beginning at age 62. Such amounts have not been reduced for Social Security benefits.

     In connection with his retirement as Chief Executive Officer of the Corporation in November 1993, after approximately 34 years of service, Mr. Parker is receiving benefits under the Pension Plan, in accordance with the terms of the Pension Plan. Such payments are payable monthly in an annual amount of $70,072 and will continue throughout his life. Upon Mr. Parker's death, such payments will be made to his surviving spouse, reduced by one-third. Mr. Parker also received a lump-sum cash benefit under the Pension Equalization Plan of $8,075,374. No further payments will be made to Mr. Parker under the Pension Equalization Plan. In addition, pursuant to a resolution of the Board of Directors, Mr. Parker's aggregate years of pensionable service with the Corporation were deemed to be 36 years and 5 months. Accordingly, Mr. Parker received an additional cash payment upon his retirement of $519,295 (See "Summary Compensation Table", above).

     OFFICERS' DEATH BENEFIT PLAN AND GROUP LIFE INSURANCE PROGRAM. The Corporation has an Officers' Death Benefit Plan for the benefit of the executive officers of the Corporation and certain subsidiaries. The plan provides a death benefit of three times annual base salary for an executive officer who dies while an active employee and a death benefit of one times final annual base salary for an executive officer who dies after retiring at or after normal retirement age. Messrs. Parker, Philip and Clark were participants in a prior plan and have a death benefit of the greater of $770,000 or three times annual base salary while an active employee and a post-retirement death benefit for these three executive officers based on retirement at or after normal retirement age, of the greater of $385,000 or one times final annual base salary. For retirement prior to normal retirement age, the post-retirement death benefit is 30% to 100% of the greater of $385,000 or one times final annual base salary depending on the number of years to normal retirement age. Coverage under the Officers' Death Benefit Plan includes group life insurance maintained for the benefit of all salaried employees of the Corporation and certain subsidiaries.

     EXECUTIVE AGREEMENTS. Employment agreements are currently in effect between the Corporation and Messrs. Cambre and Philip.

     Mr. Cambre's employment agreement provides for a base salary of $450,000 per annum through December 31, 1993 and $500,000 per annum through December 31, 1994. Thereafter, the amount of Mr. Cambre's base salary will be established by the Board of Directors. Pursuant to his employment agreement, Mr. Cambre was awarded a bonus for 1993 in the amount of $75,000. Such amount was awarded in respect of Mr. Cambre's 1993 services and was based on the level of performance-based bonus that the Board of Directors determined was commensurate with the responsibilities undertaken by Mr. Cambre on behalf of the Corporation.

     Mr. Cambre's employment agreement is effective until his 62nd birthday, unless terminated earlier as provided in the agreement. In the event Mr. Cambre's employment is terminated without "cause" (as defined below) and without any breach by Mr. Cambre of his agreement, Mr. Cambre will be entitled to receive a lump sum payment equal to twice his base salary for each twelve-month period in the remaining term of his employment, provided that such term will not exceed two years.

     Mr. Philip's employment agreement provides for a base salary, as adjusted through 1993, of $315,000 per annum. In the event Mr. Philip's employment is terminated without "cause" (as defined below) and without any breach by Mr. Philip of his agreement, Mr. Philip will be entitled to receive an amount equal to the total base salary and incentive compensation that would have been payable to him during the remaining term of his employment, which term expires on April 1, 1995. The amount of "incentive compensation" payable to Mr. Philip after such a termination will be based on prior annual incentive compensation payments, but will, in no event, be less than 70% of Mr. Philip's base salary in effect at the time of termination. In addition, Mr. Philip will continue to participate in the Corporation's health and welfare plans throughout the succeeding two-year period and to enjoy all rights under the Corporation's pension and other benefit plans. Disputes as to any termination of Mr. Philip's employment are subject to binding arbitration. The agreement states that it shall be binding upon any successor to the Corporation.

     Mr. Philip has announced his intention of retiring from his position as President and Chief Operating Officer and as a director of the Corporation and NGC as of December 31, 1994. From January 1, 1995 through April 1, 1995, he will continue to be employed by the Corporation in an advisory capacity, at a salary (on an annualized basis) of $200,000 per year. It is anticipated that, from April 2, 1995 through December 31, 1995, Mr. Philip will act as a consultant to the Corporation pursuant to an agreement to be negotiated.

     Supplemental severance agreements are currently in effect between the Corporation and Messrs. Clark and Lawrence. These agreements expire on December 31, 1994. In the event their employment is terminated other than for "cause" (as defined below), then they will be entitled to twelve months pay and benefits. Included in such amount is an incentive compensation payment, which is based on prior years' incentive payments, but which will in no event be less than 25% of the executive's base salary for the applicable measurement period. In the event of termination of employment within two years following a defined change in control of the Corporation, they will be entitled to eighteen months pay and benefits.

     If Mr. Murdy's employment is terminated other than for "cause" before December 31, 1997, he will be entitled to receive 35 months of severance benefits; thereafter, he will be entitled to 24 months of severance benefits.

     Any benefits to which Messrs. Cambre, Philip, Clark, Lawrence and Murdy may be entitled from the Corporation's Severance Pay Plan reduce the benefits due under these agreements.

     "Cause" as a basis for termination in the Corporation's agreements with its executive officers is generally limited to (i) misappropriation of funds of the Corporation, (ii) conviction of a felony, (iii) obtaining personal benefit from any transaction between the Corporation and a third party without the prior approval of such profit by the Board of Directors or (iv) obtaining a personal profit from the sale of the Corporation's trade secrets.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of directors who are neither officers nor employees of the Corporation. The Committee is responsible to the Board and by extension to the stockholders for setting and administering the policies which govern both annual compensation and stock incentive programs for the Corporation's executive officers and other key employees. There are three elements to the Corporation's executive compensation program: base salaries, annual incentives and stock options.

     BASE SALARY. The base salaries of Mr. Cambre and other executive officers fall within salary ranges that reflect competitive pay levels within the mining industry as a whole for the positions they hold. The Corporation subscribes to and participates in executive level surveys that address compensation in the mining industry and in U.S. industry, generally. Such surveys include some, but not all of, and are not limited to, the companies that are represented in the S&P Gold Index shown on the Corporation's Performance Graph, below. Based on such information, the Committee believes that salaries of the Corporation's executive officers are generally at the median of executive salaries for comparable positions in the mining industry.

     Base salary increases are considered on the basis of changes in industry levels, subject to evaluated individual contribution and the Corporation's performance in the prior year. Mr. Parker's base salary was not increased in 1993, because the Committee believed that increases in Mr. Parker's total compensation for this period would be better implemented through year-end incentive performance awards rather than through base salary adjustments.

     ANNUAL INCENTIVES. Annual incentive awards are made pursuant to the Corporation's Annual Incentive Compensation Plan. Executive officers (and other employees at specified salary levels) are eligible to receive both a corporate performance award and a personal performance award. Corporate performance awards are paid in cash and are based upon attainment of production and cost-of-production goals which are established annually in advance by the Corporation's Board of Directors on the recommendation of the Committee and are generally more demanding than budgeted production and cost-of-production goals. At year-end, actual cash costs of production are adjusted to consider the effect of actual production over or under targeted production. Such adjusted costs are then compared with targeted costs to determine a "corporate performance percentage". The Corporation must achieve a minimum percentage (designated by the Board of Directors to be 85%) before any awards based on corporate performance can be made to participants in the Plan. Corporate performance awards are incrementally increased in accordance with incrementally higher performance percentages (with the maximum percentage being 120%). In 1993, the Corporation achieved a performance percentage of 104%. In addition, each year the Corporation's Board of Directors designates a minimum average price of gold per ounce when the corporate performance target is determined. No incentive awards may be paid in respect of any year in which the Corporation does not realize such minimum average price of gold per ounce.

     Personal performance awards are based upon an evaluation of a participant's personal contribution to the Corporation's success and are also typically paid in cash. However, for 1993 personal performance awards to Messrs. Philip, Murdy, Clark and Lawrence were paid 50% in cash and 50% in the form of restricted shares of the Corporation's common stock, subject to two-year vesting provisions. The restricted stock component of the annual incentive award program is intended to align the interests and motivation of such recipients with the Corporation's stockholders. It is the Committee's view that such ownership will positively influence long-term decision making, since awards for current performance will be impacted by future stock prices. In making incentive awards based on the personal performance of the Corporation's executive officers, the Committee considers a variety of factors, including the success of each executive in accomplishing significant tasks on behalf of the Corporation. In 1993, for example, the Corporation's senior management devoted considerable effort to planning and preparing for the NGC Transaction. In addition, the viability of projects in various global locations, such as Uzbekistan, Indonesia and Peru, depended on the Corporation's ability to manage and resolve regulatory, financial, technological, operational and other issues in new and challenging environments. The 1993 personal performance awards made to the Corporation's senior executives were strongly influenced by each executive's contributions to the ongoing success of such projects and to the positioning of the Corporation for future worldwide activity.

     Corporate and personal performance awards are calculated as a percentage of base salary. In general, performance awards represent a higher percentage of salary for recipients holding positions of greater responsibility in the Corporation.

     The Chief Executive Officer's corporate performance award is based on the corporate performance percentage described above, while his personal performance award is based on his individual accomplishments as well as the overall results of the Corporation. Mr. Parker's total all cash annual incentive award for 1993 of $424,995 was approximately equal to his prorated base salary for the portion of the year prior to his retirement on November 30, 1993. Approximately $170,000 of such incentive award (40% of the total award) was based on a "corporate performance percentage" of 104% pursuant to the Corporations Annual Incentive Compensation Plan as described above. Approximately $255,000 (60% of the total award) was based on Mr. Parker's personal performance evaluation, which reflects Mr. Parker's continuing leadership in developing and executing the Corporation's projects in Uzbekistan, Indonesia and Peru, in structuring and working toward completion of the NGC Transaction and in the positioning of the Corporation for future growth. Such award was also influenced by a 52% increase in the Corporation's net income per share (over 1992 net income per share). Mr. Parker's total 1993 incentive award exceeded his 1992 award (which consisted of cash and restricted stock) by 6%.

     Mr. Cambre was awarded a bonus for 1993 in the amount of $75,000 as a condition to his agreement to join the Corporation as its Chief Executive Officer and Vice Chairman. Such bonus reflects, on a prorated basis, the bonus that the Committee believes is commensurate with the responsibilities undertaken by Mr. Cambre as the Corporation's Chief Executive.

     STOCK OPTIONS. The third element of executive compensation -- stock options -- is long-term in nature. In 1992, the Committee, which is also responsible for administering the Corporation's stock option plans, suspended its practice of making semi-annual stock option grants to Messrs. Parker, Philip, Clark and Lawrence. Instead, the Committee awarded special equity option grants to these executives. In addition, Messrs. Cambre and Murdy were also awarded special equity option grants in November 1993 and in December 1992, respectively, when they joined the Corporation. The awards were based upon recommendations contained in a study undertaken for the Committee by an independent compensation consultant who had been asked to design an option program which would align the financial interests of its key executives more closely with those of the stockholders of the Corporation.

     The equity awards are essentially stock options with special pricing features. With respect to half of the special grant the options have no value unless the Corporation's common stock price rises to 125% of the exercise price on the day prior to exercise. With respect to the other half of the special grants the exercise prices are set at succeedingly higher levels above the value of the Corporation's common stock on the grant date. Termination of employment before vesting for any reason (other than a defined change-in-control) generally causes cancellation of the unvested portion. Individuals must own and place on deposit with the Corporation a number of shares equal to 2% of the option shares they were granted. The purpose of the deposited shares is to evidence a commitment to ownership and risk on the part of the executive in exchange for the leveraged opportunity to participate in the growth in share value represented by the options, which are otherwise a "riskless" grant. The shares come off deposit when an option is exercised or expires. If the required number of shares are not placed on deposit, or if they are taken off deposit early, the option is proportionately reduced. No new grants to Messrs. Cambre, Philip, Clark, Murdy and Lawrence are contemplated for several years. Mr. Parker is no longer eligible to receive grants.

     SUMMARY. The Committee believes that, with respect to Messrs. Cambre, Philip, Clark, Murdy and Lawrence, the combination of competitive base salaries, potentially significant performance-based annual incentives paid partially in restricted stock, and a highly leveraged equity incentive represented by premium-priced options combined with an ownership commitment, represents a highly motivational and effective senior executive compensation program that strongly aligns the interests of management with those of the stockholders in achieving above average long-term returns on investment.

     RECENT TAX LAW CHANGES. Under the Revenue Reconciliation Act of 1993,
section 162 of the Internal Revenue Code was amended to eliminate, with certain exceptions, the deduction for certain compensation in excess of $1 million to any named executive officer, including the Chief Executive Officer. The Committee believes that the Corporation's stock option plans comply with the exceptions to this new limitation. Because the exceptions to such limitation as applicable to the Corporation's incentive compensation awards, however, could inhibit the Committee's ability to adjust performance criteria as it deems appropriate, and because the Committee does not currently anticipate any significant increase in tax liability to the Corporation as a result of the section 162 amendments, the Committee has not altered its approach to setting executive compensation in response to such amendments. Should the compensation levels of the Chief Executive Officer or any of the other named executive officers materially affect the Corporation's tax position in the future, the Committee will consider establishing performance criteria that will allow the Corporation to avail itself of all appropriate tax deductions.

     Submitted by the Compensation Committee of the Corporation's Board of
Directors:

            Thomas A. Holmes, Chairman       Joseph P. Flannery
            Rudolph I. J. Agnew              William I. M. Turner, Jr.

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following graph assumes $100 investment on December 31, 1988 in the Corporation's common stock, the S&P 500 Index and the S&P Gold Index.

                     CUMULATIVE VALUE OF A $100 INVESTMENT
                       ASSUMING REINVESTMENT OF DIVIDENDS

                                    NEWMONT
      MEASUREMENT PERIOD          MINING COR-     S&P 500 IN-      S&P GOLD
    (FISCAL YEAR COVERED)          PORATION           DEX            INDEX
1988                                  100             100             100
1989                                  146             132             145
1990                                  127             128             128
1991                                  127             166             104
1992                                  132             179              97
1993                                  187             197             178

                            (2) STOCKHOLDER PROPOSAL

     The Corporation has been advised that the following resolution and statement in support thereof may be presented by or on behalf of two beneficial owners of shares of the Corporation's common stock at the Annual Meeting of Stockholders. The names and addresses of such beneficial owners will be furnished by the Securities and Exchange Commission, 450 5th Street, N.W., Washington D.C. 20549, or by the Corporation, to any person, orally or in writing as requested, promptly upon the receipt of such request.

"WHEREAS WE BELIEVE:

     The responsible implementation of sound environmental policy increases long-term shareholder value by increasing efficiency, decreasing cleanup costs, reducing litigation, and enhancing public image and product attractiveness;

     Adherence to public standards for environmental performance gives a company greater public credibility than is achieved by following standards created by industry for itself. In order to maximize public credibility and usefulness, such standards also need to reflect what investors and other stakeholders want to know about the environmental records of their companies;

     Standardized environmental reports will provide shareholders with useful information which allows comparisons of performance against uniform standards and comparisons of progress over time. Companies can also attract new capital from investors seeking investments that are environmentally responsible, responsive, progressive, and which minimize the risk of environmental liability.

AND WHEREAS:

     The Coalition for Environmentally Responsible Economies (CERES), which comprises large institutional investors with $150 billion in stockholdings (including shareholders of this company), public interest representatives and environmental experts -- consulted with dozens of corporations and produced comprehensive public standards for both environmental performance and reporting. Over 50 companies have endorsed the CERES Principles, including the Sun Company, a Fortune-500 company, to demonstrate their commitment to public environmental accountability.

     In endorsing the CERES Principles a company commits to work toward:

       1. Protection of the biosphere            6. Safe products and services
       2. Sustainable use of natural             7. Environmental restoration
          resources                              8. Informing the public
       3. Waste reduction and disposal           9. Management commitment
       4. Energy conservation                   10. Audits and reports
       5. Risk reduction

The full text of the CERES Principles and the accompanying CERES Report Form are available from CERES, 711 Atlantic Ave., Boston, MA 02110 (tel. # 617/451-0927).

     Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaboration with this corporate, environmental, investor, and community coalition to develop: a) standards for environmental performance and disclosure; b) appropriate goals relative to these standards; c) evaluation methods and tools for measurement of progress toward these goals; d) a format for public reporting of progress.

     We believe this request is consistent with regulation adopted by the European Community for companies' voluntary participation in verified and publicly reported eco-management and auditing.

RESOLVED: Shareholders request the company to prepare a report at reasonable cost and omitting proprietary information, describing company programs, progress and future plans relative to these Principles, and using the standard CERES Report Form as a guideline.

                              SUPPORTING STATEMENT

     We believe the investors and customers are expecting comprehensive and impartial environmental reports by business, as a sign of corporate commitment to environmental excellence. Without this public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards set not only by management, but also by other stakeholders. Shareholders are invited to support this resolution, to encourage our Company to demonstrate environmental leadership and account for its environmental impact."

                       POSITION OF THE BOARD OF DIRECTORS

     The Board of Directors is in sympathy with the objectives of the proponents of the CERES principles proposal, and considers it vital to the interests of the stockholders that the Corporation be fully committed to a policy of strict compliance with federal and state environmental laws and regulations. The Board of Directors strongly supports the spirit of these laws, and takes the position that the Corporation should meet or exceed all environmental legal requirements.

     The Corporation's operations are subject to a comprehensive body of state and federal environmental laws and regulations and the Corporation has an effective organization and compliance program in place to ensure that these environmental requirements are met. The Corporation's operations in Nevada already are subject to specific environmental laws and regulations that fill more than 8,000 pages and contain an estimated 3.5 million words, all of which govern the Corporation's actions. Fines for failure to comply with these laws and regulations range up to $25,000 per day per violation.

     Compliance with such laws, which have been devised by well ordered legislative and regulatory processes, would not, however, satisfy the language of the CERES principles. The Board of Directors believes that the CERES principles, and the private regulatory scheme they envision, are both environmentally unnecessary and economically harmful if adopted and literally applied by a mining company such as the Corporation.

     Unlike the vast body of applicable environmental laws and regulations which demand specific and quantifiable performance by the Corporation and other mining companies, the CERES principles are a vague and imprecise description of the environmental values sought to be achieved and the environmental negatives sought to be avoided.

     The Board of Directors believes that the elected members of Congress and state legislatures, and the environmental protection agencies they have established, are more responsible and better equipped to reconcile the various public interests that are inherent in environmental regulation than is a private special interest group, however well intentioned, that cannot be held accountable for the effects -- economic and otherwise -- of its attempted influence.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "AGAINST" THE FOREGOING PROPOSAL AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

                               (3) OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the Annual Meeting of Stockholders except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

PROXY
                          NEWMONT MINING CORPORATION


                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 12, 1994

             THIS PROXY IS SOLICITED ON BEHALF OF NEWMONT MINING
                       CORPORATION'S BOARD OF DIRECTORS


     The undersigned hereby appoints Graham M. Clark, Jr., Wayne W. Murdy and Timothy J. Schmitt, and each or any of them as proxies, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the common stock of Newmont Mining Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, May 12, 1994, at 9:30 a.m., local time, in the John D. Hershner Room, 1700 Lincoln Street, Denver, Colorado, and any adjournments thereof, upon the matters listed on the reverse side hereof. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


                (Continued and to be signed on the other side)

                                                                  (X)PLEASE MARK
                                                                      YOUR VOTE
                                                                       AS THIS

                                      _________________
                                           COMMON

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

                                                              WITHHELD
                                                    FOR        FOR ALL
Item 1 -- ELECTION OF DIRECTORS
          Nominees:  R.I.J. Agnew, J.P. Bolduc,    (   )       (    )
          R.C. Cambre, J.P. Flannery, P. Haas,
          T.A. Holmes, G.R. Parker, T.P. Philip,
          R.A. Plumbridge and W.I.M. Turner, Jr.
WITHHELD FOR: (Write that nominees's name in the space provided below).


________________________________________________


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

                                          FOR       AGAINST       ABSTAIN
Item 2 -- Stockholder Proposal           (   )       (   )         (   )



   SIGNATURE(S)____________________________________________    DATE____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.